Exhibit 99.1

February 21, 2024

Dear Carver Shareholders:

Carver Bancorp (“Carver”) demonstrated resilience and continued progress in the fiscal quarter ended December 31, 2023, as our breakeven net income outpaced the prior year quarter by $1.1 million.  Integral to its mission and ongoing service to disadvantaged communities, Carver actively participates in the U.S. Treasury’s Economic Recovery Program (“ERP”) and recognized $1.4 million of ERP grant income in the December 2023 quarter, based on its qualified impact lending activities.

Growth in interest income for the nine-month year-to-date fiscal period of $4.0 million or 19.6% reflects a concurrent increase in new loan commitments and average new loan yields.  Notwithstanding the deleterious effects of the 2023 Federal Reserve rate hikes on our funding costs, with year-to-date interest expense up $4.7 million or 144.0% over the prior year period, Carver still maintained a Net Interest Margin of 3.0%.

The implementation of Carver’s broader strategic plan and business development efforts, which have expanded our product offerings and execution capabilities, continue to bear tangible fruit.  As a result of deepening ties with existing Bank clients and the cultivation of new customer relationships, Carver’s asset base grew by 4.4% to $775.3 million in the quarter.  This represents strong performance against a backdrop of relatively flat bank industry asset growth.  Highlights of Carver’s December 2023 lending activities include:

• $8.9 million commercial mortgage participation, refinancing a New Jersey-based charter school
• $3.2 million refinancing of a six-unit multi-family apartment building in Queens, New York
• $4.0 million of new consumer and specialty finance lending
• $2.0 million of leveraged (cash flow) loan participations

Carver has significantly advanced its relationships with mission-aligned partners.  Since early 2023 we have welcomed over $30 million of institutional deposits from new partners, including Key Bank, Micron Technologies, and TIAA.  Our participation in the J.P. Morgan Asset Management Empowering ChangeTM program, an initiative that supports Minority Depository Institutions (https://vimeo.com/884838265/092138d24d?share=copy), bolstered Carver’s non-interest income and lending capacity.
Carver is a growing lender to the sustainability and non-profit segments and continues to explore strategic partnerships to extend its impact lending capacity.  As our current fiscal year draws to a close in the March 2024 quarter, we hope to achieve continued organic growth and diversification, while maintaining Carver’s safety, soundness, and well-capitalized status.

Craig C. MacKay
Interim President & CEO
Carver Bancorp, Inc.

ABOUT CARVER FEDERAL SAVINGS BANK
Carver was founded by a consortium of faith and business leaders in Harlem in 1948 to address the banking needs of the predominantly African American and Caribbean communities whose residents, businesses, and institutions had limited access to mainstream financial services and business capital.  Carver remains headquartered in Harlem today, with a branch and 24/7 ATM network that serves the traditionally low-to-moderate-income neighborhoods of the five boroughs of New York City and surrounding areas.  As the neighborhoods that we serve have evolved, so has Carver, which today proudly serves as a vehicle of wealth accumulation, finance, and commerce for communities with increasingly diverse income, ethnicity, and socio-economic profiles.